Officer’s Certificate

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto (each, a “Servicing Agreement”), for which KeyBank, National Association, as Master Servicer, has engaged Berkeley Point Capital LLC dba Newmark, as Primary Sub-Servicer or Limited Primary Sub- Servicer (as reflected on Schedule I hereto) (the “Primary & Limited Primary Sub-Servicer"), the undersigned, Ronald Steffenino, Vice Chairman of, Berkeley Point Capital LLC dba Newmark, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1. A review of the activities of the Primary & Limited Primary Sub-Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the applicable Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Primary & Limited Primary Sub-Servicer has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

Berkeley Point Capital LLC February 22, 2024

dba Newmark

/s/ Ronal Steffenino

Ronald Steffenino,

Vice Chairman

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark as Primary Sub-Servicer

CF 2019 CF1

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark as Limited Primary Sub-Servicer

COMM 2013-CCRE9

COMM 2014-CCRE16

COMM 2014-CCRE18

COMM 2014-UBS2

COMM 2014-UBS6

Citigroup 2016-GC36

CFCRE 2018 TAN

CD 2018 CD7

2019 CF1 CCRE

2019 CF2 CCRE